Exhibit 99.1

eMagin Enters Into Agreements To Raise

Approximately $6.5 Million Private Placement

BELLEVUE, Wash., July 24, 2006 – eMagin Corporation (AMEX: EMA), a leader in virtual imaging technology, has entered into definitive agreements with institutional and accredited investors for the sale of approximately $6.5 million of senior secured convertible debentures and warrants. The net proceeds from the financing will be used for general working capital purposes.

Under the agreements, investors agreed to purchase $5,970,000 principal amount of notes with conversion prices of $0.26 per share that may convert into 22,192,301 shares of common stock and 5 year warrants exercisable at $0.36 per share for 15,534,607 shares of common stock.  An additional $500,000 will be invested through exercise of a warrant to purchase approximately 1.92 million shares of common stock at $0.26 per share prior to December 14, 2006 or, at the request of the Company, by the purchase of additional notes and warrants. If not converted half of the principal amount will be due July 21, 2007 and the remaining balance due January 21, 2008.  Interest at 6% per annum is payable in quarterly installments on outstanding Notes during their term commencing on September 1, 2006.

In a showing of commitment to the Company’s prospects, Paul Cronson, Director, John Atherly, Chief Financial Officer, and Olivier Prache, Senior Vice President of Display Manufacturing and Development Operations participated in the transaction, and Gary Jones, Chief Executive Officer and Susan Jones, Chief Marketing and Strategy Officer, who collectively own 5% of the Company’s outstanding shares, agreed to defer 10% of their compensation until eMagin becomes EBITDA positive or until the occurrence of certain other events.

In conjunction with the note purchase transaction the Company will submit to shareholders at its annual meeting a resolution to enact a reverse stock split of 1 for 10 which, if approved, normalizes the company’s share price and shares outstanding.

In order to reestablish performance incentives employees and Directors have also agreed to forfeit approximately 4.7 million shares of existing stock options in return for re-pricing 8.8 million existing options at $0.26 per share. Re-priced options will not be exercisable until 2007 or in some cases not until 2011, depending on individual grant-vesting schedules.

In addition, to further strengthen its management team the Company intends to add two new Directors recommended by the new investors and to recruit additional senior management.

Additional details regarding the private placement are provided on Form 8-K which is being filed today.  Representing the company in this transaction was Sichenzia Ross Friedman Ference, LLP.

The note shares and warrants are being issued in a private placement under regulation D of the Securities Act of 1933, as amended. The company has agreed to file a registration statement covering the resale of the common stock and underlying the notes and warrants purchased by these investors following the closing.  This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

About eMagin Corporation

A leader in OLED microdisplay and virtual imaging technologies, eMagin integrates high-resolution OLED microdisplays, magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. eMagin’s OLED displays have broad market reach and are incorporated into a variety of near-to-eye imaging products by military, industrial, medical and consumer OEMs who choose eMagin’s award-winning technology as a core component for their solutions. eMagin has recently introduced its first direct-to-consumer system, the Z800 3DVisor, which provides superb 3D stereovision and headtracking for PC gaming, training and simulation, and business applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York.  System design facilities and sales and marketing are located in Bellevue, Washington. A sales office is located in Tokyo, Japan. For additional information, please visit www.emagin.com and www.3dvisor.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. All statements contained herein are based upon information available to eMagin's management as of the date hereof, and actual results may vary based upon future events, both within and without eMagin management's control. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Note:  eMagin and 3DVisor are trademarks of eMagin Corporation.

Media Contact:
Joe Runde, 425-749-3636, jrunde@emagincorp.com

Investor Contact:
John Atherly, 425-749-3622, jatherly@emagincorp.com